Exhibit 10.23

BOISE CASCADE COMPANY

2010 CASH LONG-TERM INCENTIVE PLAN

1.                                      Purpose of the Plan.

The purpose of the Boise Cascade Company 2010 Cash Long-Term Incentive Plan (the “Plan”) is to assist Boise Cascade Company (the “Company”) in attracting, motivating, rewarding and retaining designated officers and other key management talent of the Company by providing them with additional long term cash incentives. The purpose of the Plan will be achieved by the grant of Awards, as defined below.

2.                                      Definitions.

(a)                                 “Award” means a right to receive a cash payment, contingent on (i) the achievement of certain Performance Goals over the Award Term, and the Committee’s assessment of the performance of the Company and/or the Award Recipient over the Award Term, in each case as determined by the Committee in its sole discretion (performance-vesting), and/or (ii) the passage of time (time-vesting).

(b)                                 “Award Agreement” means the document issued to the Award Recipient evidencing the grant of an Award and stating the terms and conditions of the Award and other provisions deemed necessary or desirable by the Committee which do not conflict with the terms of this Plan.  Award Agreements may be written or electronic and may require acceptance by the Award Recipient, as determined by the Committee.

(c)                                  “Award Recipient” means an employee of the Company or a subsidiary who is eligible to receive an Award pursuant to Section 3, who receives an Award Agreement, and who, if applicable, accepts the Award Agreement.

(d)                                 “Award Term” means the period of time established by the Committee and indicated in the Award Agreement.  Award Terms may be of varying and overlapping durations.

(e)                                  “Board” means the Board of Directors of Boise Cascade Company.

(f)                                   A “Change in Control” shall be deemed to have occurred if:

(i)                                     Madison Dearborn Partners, LLC’s direct or indirect ownership of (or control of voting power with respect to) the Parent Company is reduced to 50% or less of the then outstanding common equity units which have the power to vote in an election of the Parent Company’s Board of Directors, or any person not affiliated with Madison Dearborn Partners, LLC acquires 50% or more of the Company’s equity units entitled to vote for election of the Company’s Board of Managers, whether by direct ownership or through contracts or agreements which confer the power to vote such equity units on the non-affiliated party; or

(ii)                                  The stockholders of the Parent Company or of the Company approve a plan of complete liquidation or dissolution of the Parent Company or the Company, as the case may be, or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity more than 50% of the combined voting power of which is owned or controlled by Madison Dearborn Partners, LLC.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred if the event is an initial public offering of the securities of the Company, Boise Cascade Holdings, L.L.C., or Forest Products Holdings, L.L.C.

(g)                                  “Committee” means the Compensation Committee of the Board.

(h)                                 “Performance Goals” means the goals established by the Committee in its sole discretion that apply to a performance-vesting Award. The performance goals may include or be based upon any one or more of several criteria, such as, but not limited to, sales; gross revenue; gross margins; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); internal rate of return; return on capital; revenue growth; return on equity; increase in net after-tax earnings per share; increase in operating pre-tax earnings, operating profit or improvements in operating profit; improvements in certain asset or financial measures (including working capital and the ratio of revenues to working capital); credit quality; expense ratios; pre-tax earnings or variations of income criteria in varying time periods; economic value added; total return to shareholders; cash flow; safety; or general comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria.  The Performance Goals may be measured with respect to the Company alone on an absolute basis, on a relative or comparative basis with such peer companies or index as the Committee may select, or in such combination thereof as may be determined by the Committee.  Performance Goals may be based on the performance of the Company as a whole, or on the performance of a specified business unit or subsidiary, or on the performance of a group of subsidiaries, divisions or business units.  Performance Goals may be measured on a cumulative basis, or in the alternative on an annual, quarterly or other periodic basis, or in the form of a matrix combining various Performance Goals and weighting them in any manner that the Committee may determine.  The Committee may establish different Performance Goals for individual Award Recipients or groups of Award Recipients.

(i)                                     “Retirement” (or “Retires”) means an Award Recipient’s termination of employment after attaining age 62 and completing at least 10 years of employment with the Company and its predecessors, or after age 65 regardless of length of employment.

(j)                                    “Vesting Date” means the date or dates specified in an Award Agreement as of which all or part of the Award may vest and become payable.

3.                                      Eligibility.

Eligibility under the Plan shall be limited to officers and other key management employees of the Company identified by the Committee in its sole discretion.  An individual’s eligibility for an Award at any time shall not indicate or require that the individual will be eligible for any future Award.  No person shall have any claim to be granted any Award under this Plan.

4.                                      Administration.

(a)                                 General.  The Committee shall have the sole discretion, responsibility and authority to administer and interpret the Plan and adopt rules it deems necessary to administer the Plan.  This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan, to determine eligibility for and level of participation in this Plan, to determine the terms and conditions applicable to Awards, and to take all other actions necessary or appropriate to administer the plan.  The Committee’s responsibilities for administration and interpretation of the Plan shall be exercised by the Committee or by Company employees who have been assigned those responsibilities by the Company’s management.  Any Company employee exercising responsibilities related to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities unless limited in writing by the Committee, except that Company employees may not select Award Recipients, grant Awards, or determine the terms and conditions applicable to Award Recipients unless specifically authorized by the Committee to do so by resolution or other acceptable evidence of authority.  The Committee’s or its delegate’s administration of the Plan, including all interpretations, selections, determinations, approvals, decisions, and other actions, shall be final and binding on the Company and all Award Recipients and their respective beneficiaries.

(b)                                 Terms and Conditions of Awards.  The Committee shall have final discretion, responsibility and authority to:

•                  Grant Awards;

•                  Determine the Award Recipients to whom and the times at which Awards shall be granted;

•                  Determine the type and number of Awards to be granted;

•                  Establish and administer Performance Goals relating to an Award;

•                  Establish time-vesting requirements applicable to an Award;

•                  Establish the rights of Award Recipients with respect to an Award upon termination of employment;

•                  Determine whether, to what extent, and under what circumstances and Award may be settlement, cancelled, forfeited, exchanged, or surrendered;

•                  Determine all terms and provisions of Award Agreements; and

•                  Resolve conclusively any question or ambiguity arising with respect to the vesting of Awards.

The Committee may solicit recommendations from Company management with respect to any or all of the items listed above.  The terms and conditions of each Award shall be established at the time of grant.  Different terms and conditions may apply for different Awards, different Award Recipients, or the same Award Recipient for each Award granted to the Award Recipient, whether or not granted at different times.  There is no obligation to treat Award Recipients uniformly.

5.                                      Awards.

(a)                                 Target Award.  With respect to each Award granted under this Plan, the Committee shall establish for each Award Recipient a target award (the “Target Award”).  The Target Award may be a fixed cash amount or expressed as a percentage of annual base salary.  The Award may be a Performance-Based Award, a Time-Based Award, or a Combination Award, as follows.

(i)                                     Performance-Based Awards.  Performance Goals shall be established in writing by the Committee no later than 90 days after the commencement of the Award Term.  The Committee shall establish a mathematical formula pursuant to which the amount of the Award will be calculated based on the attainment of specific levels of the applicable Performance Goals.  The actual amount paid under the Award, if any, may be more or less than the Target Award.

(ii)                                  Time-Based Awards.  The Award will vest on the Vesting Date(s) established by the Committee.  No Performance Goals apply and the actual amount paid under the Award will be the Target Award, subject to the Award Recipient’s satisfaction of continued employment requirements.

(iii)                               Combination Awards.  The Committee will establish both Performance Goals pursuant to subsection (i) above and Vesting Date(s) pursuant to subsection (ii) above.  The amount payable under the Award will be determined by the attainment of the Performance Goals.  The actual amount payable under the Award, if any, may be more or less than the Target Award.  The Award will vest based on the Vesting Date(s), subject to the Award Recipient’s satisfaction of continued employment requirements.

(b)                                 Adjustments to Performance-Based Awards due to Unforeseen Circumstances.  In order to avoid any undue windfall or hardship due to external causes, the Committee in its sole discretion may (i) adjust Performance Goals to recognize unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting standards or principles, or (ii) determine whether Performance Goals have been met without regard to the effect of any changes in applicable laws, regulations, or accounting standards or principles, any change in the outstanding capital stock, any acquisition or disposition by the Company or a peer company not planned for at the time the Performance Goals were established, or any other unusual or nonrecurring event that would otherwise impact the Company’s or a peer company’s reported financial performance.

(c)                                  Award Agreements.  Award Agreements shall be issued as soon as practical following the Committee’s determination of the terms and conditions of Awards, including the establishment of Performance Goals, if applicable.

(d)                                 Payment of Awards.  After the conclusion of the Award Term or at any other time or times specified in the Award Agreement, the Committee shall determine the amount payable with respect to the Award, based upon the extent to which any applicable Performance Goals were achieved and any other terms and conditions of the Award.  Payment of amounts payable with respect to Awards under this Plan shall be made solely in cash within 90 days following the applicable Vesting Date, but in no event later than the 15th day of the third month following the end of the year in which the Vesting Date occurs.

6.                                      Termination of Employment.

(a)                                 Death, Disability or Retirement. If an Award Recipient’s employment with the Company terminates during an Award Term as a result of death or total disability (as determined by the Committee in its sole discretion) or Retirement, the Award Recipient (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) shall be entitled to a pro rata portion of any payout that thereafter becomes due under the outstanding Award(s) unless the Committee determines otherwise.  If there is a single Vesting Date for an Award, the pro rata calculation shall be based on the number of full months elapsed in the Award Term prior to the Award Recipient’s death, disability or Retirement, compared to the full number of months in the Award Term.  If there are multiple Vesting Dates within an Award, the pro rata calculation shall be performed as specified in the Award Agreement.

(b)                                 Other Termination. If an Award Recipient’s employment with the Company terminates during an Award Term other than by reason of death, disability or Retirement as provided in this Section 6, then, unless the Committee determines otherwise, all outstanding unvested Awards to that Award Recipient shall be deemed forfeited, shall automatically be canceled and shall have no further force or effect.

(c)                                  Change of Control. Notwithstanding the provisions of Section 5 or this Section 6, unless provided otherwise in the Award Agreement, the following provisions shall apply in the event of a Change in Control during an Award Term.

(i)                                     Upon a Change in Control, unless a Replacement Award (as defined below) is provided to the Award Recipient, the following will occur.  (A)  With respect to outstanding performance-vesting or combination Awards for which the applicable Performance Period has ended and outstanding time-vesting Awards which were granted in a year prior to the year in which the Change in Control occurs, the Awards will vest and amounts which would otherwise have been payable at future Vesting Dates and amounts payable with respect to a Vesting Date occurring prior to the Change in Control will become payable immediately.  (B)  With respect to outstanding performance-vesting or combination Awards for which the applicable

Performance Period has not ended and outstanding time-vesting Awards granted in the year in which the Change in Control occurs, the Performance Goals applicable to each outstanding Award shall be deemed to have been satisfied as of the date of the Change of Control to yield a payout of 100% of the target Award amount, the Award will vest in full, and the amount payable under the Award will be the target amount of the full Award, prorated for the portion of the year elapsed prior to the Change in Control.  Payment shall occur within 10 days following the Change in Control.

(ii)                                  A Replacement Award is an Award granted at the time of a Change in Control by the Company or a successor employer to an Award Recipient which has a value at least equal to the value of the outstanding Award being replaced (the Replaced Award) and with respect to which the terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award, including provisions that apply in the event of a subsequent Change in Control.  A Replacement Award must provide for payment to an Award Recipient who is involuntarily terminated other than for disciplinary reasons (as defined in subsection (iii) below) before the Award is paid in full.  The payment amount must be not less than the amount which would otherwise have been paid under the Replaced Award had the Award Recipient remained employed through all applicable Vesting Dates and must be made by the later of 60 days following the end of the applicable Performance Period or 10 days following the date of termination of employment.  A Replacement Award may take the form of a continuation of the Replaced Award as long as the requirements of this subsection (ii) are satisfied.  The determination of whether an Award qualifies as a Replacement Award shall be made by the Board, as constituted immediately prior to the Change in Control, in its sole discretion.

(iii)                               For purposes of subsection (ii) above, a termination of employment that occurs within three years following a Change in Control and within three months following the initial existence of any of the following conditions without the Award Recipient’s written consent shall be considered “involuntary”:  a material reduction in the Award Recipient’s base compensation; a material reduction in the Award Recipient’s authority, duties, or responsibilities; or a material change in the geographic location at which the Award Recipient must provide services.  The Award Recipient must provide written notice to the Company (or its successor) within 30 days of the initial existence of the condition, and the Company (or its successor) shall have 30 days following receipt of notice to remedy the condition.  If the Award Recipient terminates employment prior to giving notice or prior to the expiration of the Company’s (or its successor’s) 30-day cure period, this subsection (iii) shall not apply.

(iv)                              Any Award Recipient whose employment is involuntarily terminated for any reason other than disciplinary reasons (as that term is used in the Company’s Policy 10.2) within three months prior to the date of a Change in Control, shall be treated, solely for purposes of this Plan, as continuing in the employment of the Company until the date of the Change in Control and terminating employment immediately thereafter.

(v)                                 Notwithstanding Section 9, upon a Change in Control, this Plan may not be amended in any manner that would reduce or alter the rights of an Award Recipient to any benefit under this Plan without the consent of each affected Award Recipient for three years following the Change in Control but may be so amended thereafter.

7.                                      Tax Withholding.

The Company shall deduct from any payments made under any Award all federal, state, or local taxes required by law to be withheld.

8.                                      Governing Law.

To the extent not governed by federal law, the Plan, including any Award Agreement, shall be construed according to the laws of the State of Idaho, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

9.                                      Plan Amendment and Termination.

The Committee may, in its sole discretion, amend or terminate the Plan at any time, with or without advance notice to Award Recipients, provided that the Committee may not amend or terminate the Plan in a manner that adversely affects the right of any Award Recipient with respect to any Award granted prior to the date of amendment or termination without the Award Recipient’s prior written consent unless the amendment is necessary to comply with Section 409A of the Internal Revenue Code.

10.                               Section 409A of the Code.

To the extent applicable, notwithstanding anything herein to the contrary, the Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretative guidance that may be issued thereunder. Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any amounts payable hereunder will be taxable to an Award Recipient under Section 409A of the Code, prior to payment the Committee may: (a) adopt amendments to the Plan, and any Award Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, to preserve the intended tax treatment of the benefits provided by the Plan and Award Agreement(s), and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A of the Code.

11.                               Claims and Appeals Procedures.

(a)                                 Claims Procedures.  Disputes or claims regarding benefits or other issues arising under the Plan shall be filed in writing with the Company’s Vice President,

Human Resources within 60 days after the event giving rise to the dispute, claim, or grievance.  The claim shall state all facts and include copies of all documents, materials, or other evidence that the Award Recipient believes are relevant to the claim.  The Vice President shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the dispute, claim, or grievance in the name and on behalf of the Company.  A written decision shall be furnished to the claimant within 60 days (45 days if the claim relates to disability) after the claim is received.  The Vice President in his or her sole discretion may extend this 60-day period an additional 60 days by notifying the claimant in writing of the extension before the original 60-day period expires (or, for disability claims, may extend the 45-day period an additional 30 days if a decision cannot be made for reasons beyond the Plan’s control).  If the claim is denied, the notice of denial shall include the specific reasons for the denial, pertinent provisions of the Plan, and where appropriate, an explanation as to how the claimant may perfect the claim or submit the claim for review.

(b)                                 Claims Review Procedure.  Any Award Recipient or beneficiary who has been denied a benefit claim shall be entitled, upon written request, to a review of his or her claim.  The request for review, together with a written statement of the claimant’s position, shall be filed with the Company’s Vice President, Human Resources within 60 days after receiving the initial notice of denial.  The Vice President will promptly inform the Company’s chief executive officer.  The written decision of the chief executive officer shall be furnished to the claimant within 60 days after the Vice President receives the appeal (or 45 days for disability claims).  The chief executive officer in his or her sole discretion may extend this 60-day period an additional 60 days by notifying the claimant in writing of the extension before the original 60-day period expires (except that no extension is available for disability claims).  The written decision will state the facts and plan provisions upon which the decision is based and is final and binding on all parties.

(c)                                  Lawsuits; Venue.  No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in this Section 11.  Any lawsuit must be initiated no later than (i) one year after the event(s) giving rise to the claim occurred, or (ii) 60 days after a final written decision was provided to the claimant under Section 11(b), whichever is sooner.  Any lawsuit or legal action by any party, person, or entity regarding this Plan, benefits under this Plan, or any related issue may be brought only in State or Federal court in Boise, Idaho.

12.                               General Provisions.

(a)                                 No Right to Continued Employment. The Plan is not intended to and does not in any manner create a contract of employment between the Company and the Award Recipient.  Employment with the Company is at will, which means that either the employee or the Company may end the employment relationship at any time and for any reason.  Neither the establishment of the Plan nor the granting of any Award hereunder nor any action of the Company or the Committee in respect of the Plan or any Award Agreement, including the establishment of a multi-year Award Term, shall be held or construed as giving the Award Recipient any right to be retained by the Company for any length of time or as changing the at-will relationship between the Award Recipient and the Company.

(b)                                 No Funding of Plan. The Company shall not be required to fund or otherwise segregate assets, which may at any time be delivered to Award Recipients under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any Award Recipient or former Award Recipient shall have the status of a general unsecured creditor of the Company.

(c)                                  Notice to Company.  Any notice required or permitted to be given under the Plan to the Company shall be sufficient if in writing and delivered by an overnight delivery service or by registered or certified U.S. mail to the Company at the following address:

Vice President, Human Resources

Boise Cascade Company

1111 West Jefferson St., Suite 300

PO Box 50

Boise, ID 83728-0050

Such notice shall be deemed given as of the date of delivery if delivery is made via an overnight delivery service, or, if delivery is made by registered or certified U.S. mail as of the date shown on the receipt for registration or certification.

(d)                                 Notice to Award Recipient.  Any notice required or permitted to be given under the Plan to the Award Recipient shall be sufficient if in writing and delivered by registered or certified mail to the Award Recipient’s principal residence as currently reflected in the Company’s personnel records.  Such notice shall be deemed given as of the date of delivery if delivery is made via an overnight delivery service, or, if delivery is made by registered or certified U.S. mail as of the date shown on the receipt for registration or certification.

(e)                                  Non-Assignable and Non-Transferable.  The Award Recipient shall not have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder or any part thereof, which are expressly declared to be unassignable and non-transferable, except by will or by the laws of descent and distribution.

(f)                                   Severability.  If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect and shall be applied as though the unenforceable provision were not contained in the Plan.

(g)                                  Legal Agent.  The contact for legal matters concerning the Plan is the Company’s General Counsel, who may be contacted as follows:

By mail:                                       General Counsel

Boise Cascade Company

P.O. Box 50

Boise, ID 83728-0050

By telephone:                    208-384-6451

By fax:                                                      208-331-5757

(h)                                 Administration.  The contact for general administrative issues concerning the Plan is the Company’s Senior Vice President, Human Resources, who may be contacted as follows:

By mail:                                       Senior Vice President, Human Resources

Boise Cascade Company

P.O. Box 50

Boise, ID 83728-0050

By telephone:                    208-384-6451

By fax:                                                      208-331-5757

(i)                                     Effective Date.  The effective date of the Plan is January 1, 2010.  The Plan was most recently amended effective July 31, 2013.